Exhibit 4.2

Form of Subscription Agent Agreement

FORM OF SUBSCRIPTION AGENT AGREEMENT

This SUBSCRIPTION AGENT AGREEMENT (this “Agreement”) is entered into as of November     , 2013, by and between American Stock Transfer & Trust Company, LLC (the “Subscription Agent”) and Royal Hawaiian Orchards, L.P. (the “Company”).

1.                                      The Company is offering (the “Rights Offering”) to the holders of depositary units (“Units”) representing Class A units of limited partnership interests, at 5:00 p.m. Eastern Time on November 4, 2013 (the “Record Date”), the right (“Rights”) to subscribe for additional Units at a price to be established immediately prior to the effectiveness of the registration statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission registering the Units (the “Subscription Price”).  The Rights Offering will be conducted in the manner and upon the terms set forth in the Company’s Prospectus included in the Registration Statement (the “Prospectus”).  Except as set forth in Section 9 below, Rights shall cease to be exercisable at 5:00 P.M., Eastern Time, on the expiration date set forth in the Prospectus or such later date of which the Company notifies the Subscription Agent orally and confirms in writing (the “Expiration Date”).  Each Right will entitle the holder to purchase 0.4 Units for each Unit held on the Record Date.  Rights are evidenced by non-transferable rights certificates in registered form (“Rights Certificates”).  Each holder of a Rights Certificate who exercises the holder’s right to subscribe for all Units that can be subscribed for with the Rights evidenced by such Rights Certificate(s) (the “Basic Subscription Right”) will have the right to subscribe for additional Units, if any, available as a result of any unexercised Rights (such additional subscription right being referred to hereafter as the “Over-Subscription Privilege”).  Rights Certificates representing at least one whole Unit and payment in full of the subscription price are required to subscribe for one Unit.  Fractional units represented by a rights certificate will be eliminated by rounding down.

2.                                      The Subscription Agent is hereby appointed to affect the Rights Offering as set forth herein.  The Subscription Agent may rely on, and shall be protected in acting upon, any certificate, instrument, opinion, representation, notice letter or other document delivered to it and believed by it to be genuine and to have been signed by the proper party or parties.

3.                                      Enclosed herewith are the following, the receipt of which the Subscription Agent acknowledges by its execution hereof:

(a)                     a copy of the Prospectus;

(b)                     the form of Rights Certificate;

(c)                      the form of Instructions as to Exercise of Rights;

(d)                     resolutions adopted by the board of directors of the general partner of the Company in connection with the Rights Offering, certified by the secretary of the general partner;

(e)                      the form of Letter to Record Holders of Depositary Units;

(f)                       the form of Letter to Brokers and Other Nominee Holders;

(g)                      the form of Letter to Clients;

(h)                     the form of Beneficial Owner Election Form;

(i)                         the form of Nominee Holder Certification;

(j)                        the form of Notice of Guaranteed Delivery;

(k)                     the form of Notice of Tax Information; and

(l)                         the form of Management’s Letter to Holders of Depositary Units.

4.                                      As soon as is reasonably practical, the Subscription Agent shall mail or cause to be mailed to each holder of Units at the close of business on the Record Date a Rights Certificate evidencing the Rights to which such holder is entitled, Instructions as to Exercise of Rights, a Notice of Guaranteed Delivery, a Prospectus, Management’s Letter to Holders of Depository Units, Notice of Tax Information and an envelope addressed to the Subscription Agent.  Prior to mailing, the Company shall provide the Subscription Agent with blank Rights Certificates which the Subscription Agent shall prepare and issue in the names of holders of Units of record at the close of business on the Record Date and for the number of Rights to which they are entitled.  The Company shall also provide the Subscription Agent with a sufficient number of copies of each of the documents to be mailed with the Rights Certificates.

5.                                      Subscription Procedure.

(a)                     Upon the Subscription Agent’s receipt prior to 5:00 P.M., Eastern Time, on the Expiration Date (by mail or delivery) of (ii) any Rights Certificate completed and endorsed for exercise, as provided on the reverse side of the Rights Certificate (except as provided in Section 9 hereof), and (ii) payment in full of the Subscription Price in U.S. funds by check, bank draft or money order payable at par (without deduction for bank service charges or otherwise) to the order of “American Stock Transfer & Trust Company, LLC” the Subscription Agent shall as soon as practicable after the Expiration Date, but after performing the procedures described in subsections (b) and (c) below, mail to the subscriber’s registered address on the books of the Company a direct registration account statement representing the Units duly subscribed for (pursuant to the Basic Subscription Right and the Over-Subscription Privilege) and furnish a list of all such information to the Company.

(b)                     As soon as practicable after the Expiration Date the Subscription Agent shall calculate the number of Units to which each subscriber is entitled pursuant to the Over-Subscription Privilege.  The Over-Subscription Privilege may only be exercised by holders who subscribe to all the Units that can be subscribed for under the Basic Subscription Right.  The Units available for over-subscription will be those that have not been subscribed and paid for pursuant to the Basic Subscription Right (the “Remaining Units”).  Where there are sufficient Remaining Units to satisfy all additional subscriptions by holders exercising their rights under the Over-Subscription Privilege, each holder shall be allotted the number of additional Units subscribed for.  If the aggregate number of Units subscribed for under the Over-Subscription Privilege exceeds the number of Remaining Units, the number of Remaining Units allotted to each participant in the Over-Subscription Privilege shall be determined in accordance with the following formula:

•                       Each holder who exercises the over-subscription privilege will be allocated a percentage of the remaining Units equal to the percentage that results from dividing (i) the number of Basic Subscription Rights which that holder exercised by (ii) the number of Basic Subscription Rights which all holders who wish to participate in the Over-Subscription Privilege exercised.  Such percentage could result in the allocation of more or fewer Over-Subscription Units than the holder requested to purchase through the exercise of the over-subscription privilege.

•                       Example A:  If Unit holder A holds 2,000 subscription rights and Unit holder B holds 3,000 subscription rights, and they are the only two holders who exercise the over-subscription privilege, holder A will be allocated 40% and holder B will be allocated 60% of all remaining Depositary Receipts available.

•                       Second, if the allocation of remaining Units pursuant to the formula described above in the first step would result in any holder receiving a greater number of Units than that holder subscribed for pursuant to the over-subscription privilege, then such holder will be allocated only that number of Units for which the holder over-subscribed.

•                       Example B:  If Unit holder A is allocated 1,000 Units pursuant to the formula described above but subscribed for only 400 additional Units pursuant to the over-subscription privilege, holder A’s allocation would be reduced to 400 Units.

•                       Third, any Units that exceed a holder’s over-subscription request and remain available as a result of the allocation described above (the 600 additional Units in Example B above) will be allocated among all remaining holders who exercised the over-subscription privilege and whose initial allocations were less than the number of Units they requested.  This third allocation will be made pursuant to the same formula described above and repeated, if necessary, until all available Units have been allocated or all over-subscription requests have been satisfied in full.

Fractional shares resulting from the exercise of the Over-Subscription Privilege will be eliminated by rounding down to the nearest whole share.

(c)                      Upon calculating the number of Units to which each subscriber is entitled pursuant to the Over-Subscription Privilege and the amount overpaid, if any, by each subscriber, the Subscription Agent shall, as soon as practicable, furnish a list of all such information to the Company.

(d)                     Upon calculating the number of Units to which each subscriber is entitled pursuant to the Over-Subscription Privilege and assuming payment for the additional Units subscribed for has been delivered, the Subscription Agent shall mail, as contemplated in subsection (a) above, the direct registration account statements representing the additional securities which the subscriber has been allotted.  If a lesser number of Units is allotted to a subscriber under the Over-Subscription Privilege than the subscriber has tendered payment for, the Subscription Agent shall remit the difference to the subscriber without interest or deduction at the same time as the direct registration account statements representing the securities allotted pursuant to the Over-Subscription Privilege are mailed.

(e)                      Funds received by the Subscription Agent pursuant to the Basic Subscription Right and the Over-Subscription Privilege shall be held by it in a segregated account.  Upon mailing direct registration account statements representing the securities and refunding subscribers for additional Units subscribed for but not allocated, if any, the Subscription Agent shall promptly remit to the Company all funds received in payment of the Subscription Price for Units issued in the Rights Offering.  The Subscription Agent will not be obligated to calculate or pay interest to any holder or party.

6.                                      The Company shall have the absolute right to reject any defective exercise of Rights or to waive any defect in exercise.  Unless requested to do so by the Company, the Subscription Agent shall not be under any duty to give notification to holders of Rights Certificates of any defects or irregularities in subscriptions.  Subscriptions will not be deemed to have been made until any such defects or irregularities have been cured or waived within such time as the Company shall determine.  The Subscription Agent shall as soon as practicable return Rights Certificates with the defects or irregularities which have not been cured or waived to the holder of the Rights.  If any Rights Certificate is alleged to have been lost, stolen or destroyed, the Subscription Agent should follow the same procedures followed for lost depositary receipts representing Units it uses in its capacity as transfer agent for the Company’s Units.

7.                                      If prior to 5:00 P.M., Eastern Time, on the Expiration Date the Subscription Agent receives (i) payment in full of the Subscription Price for the Units being subscribed for and (ii) a guarantee notice substantially in the form of the notice of guaranteed delivery (“Notice of Guaranteed Delivery”) delivered with the Rights Certificate, from a financial institution having an office or correspondent in the United States, or a member firm of any registered United States national securities exchange or of FINRA stating the certificate number of the Rights Certificate relating to the Rights, the name and address of the exercising subscriber, the number of Rights represented by the Rights Certificate held by such exercising subscriber, the number of Units being subscribed for pursuant to the Rights and guaranteeing the delivery to the Subscription Agent of the Rights Certificate evidencing such Rights within three (3) OTCQX trading days (“Trading Days”) following the date of the Notice of Guaranteed Delivery, then the Rights may be exercised even though the Rights Certificate was not delivered to the Subscription Agent prior to 5:00 P.M., Eastern Time, on the Expiration Date, provided that within three Trading Days following the date of the Notice of Guaranteed Delivery the Subscription Agent receive the properly completed Rights Certificate evidencing the Rights being exercised, with signatures guaranteed if required.

8.                                      The Subscription Agent shall deliver to the Company the exercised Rights Certificates in accordance with written directions received from the Company and shall deliver to the subscribers who have duly exercised Rights at their registered addresses direct registration account statements representing the securities subscribed for as instructed on the reverse side of the Rights Certificates.

9.                                      The Subscription Agent shall notify the Company by telephone on an before the close of business on each Business Day during the period commencing five (5) Business Days after the mailing of the Rights and ending at the Expiration Date (and in the case of guaranteed deliveries ending three (3) Trading Days after the Expiration Date) (a “daily notice”), which notice shall thereafter be confirmed in writing, of (i) the number of Rights exercised an the day covered by such daily notice, (ii) the number of Rights subject to guaranteed exercises on the day covered by such daily notice, (iii) the number of Rights for which defective exercises have been received on the day covered by such daily notice, and (iv) the cumulative total of the information set forth in clauses (i) through (iii) above.  At or before 5:00 P.M., Eastern Time, on the first Trading Day following the Expiration Date the Subscription Agent shall certify in writing to the Company the cumulative total through the Expiration Date of all the information set forth in clauses (i) through (iii) above.  At or before 10:00 A.M., Eastern Time, on the fifth Trading Day following the Expiration Date the Subscription Agent will execute and deliver to the Company a certificate setting forth the number of Rights exercised pursuant to a Notice of Guaranteed Delivery and as to which Rights Certificates have been timely received.  The Subscription Agent shall also maintain and update a listing of holders who have fully or partially exercised their Rights and holders who have not exercised their Rights.  The Subscription Agent shall provide the Company or its designees with such information compiled by the Subscription Agent pursuant to this Section 9 as any of them shall request.

10.                               With respect to notices or instructions to be provided by the Company hereunder, the Subscription Agent may rely and act on any written instruction signed by any one or more of the following authorized officers or employees of the Company:

Name	Title
Scott C. Wallace	President of the General Partner
Jon Y. Miyata	Vice President of the General Partner

11.                               Whether or not the Rights Offering is consummated, the Company agrees to pay the Subscription Agent for services rendered hereunder, as set forth in the schedule attached to this Agreement.

12.                               The Subscription Agent may employ or retain such agents (including but not limited to, vendors, advisors and subcontractors) as it reasonably requires to perform its duties and obligations hereunder; may pay reasonable remuneration for all services so performed by such agents; shall not be responsible for any misconduct on the part of such agents; and in the case of counsel, may rely on the written advice or opinion of such counsel, which shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by the Subscription Agent hereunder in good faith and in accordance with such advice or opinion.  Additionally, the Subscription Agent shall identify, report and deliver any unclaimed property and/or payments to all states and jurisdictions for the Company in accordance with applicable abandoned property law.

13.                               The Company hereby covenants and agrees to indemnify, reimburse and hold the Subscription Agent and its officers, directors, employees and agents harmless against any loss, liability or reasonable expense (including legal and other fees and expenses) incurred by the Subscription Agent arising out of or in connection with entering into this Agreement or the performance of its duties hereunder, except for such losses, liabilities or expenses incurred as a result of its gross negligence, bad faith or willful misconduct.  The Company shall not be liable under this indemnity with respect to any claim against the Subscription Agent unless the Company is notified of the written assertion of a claim against it, or of any action commenced against it, promptly after it shall have received any such written information as to the nature and basis of the claim; provided, however, that failure by the Subscription Agent to provide such notice shall not relieve the Company of any liability hereunder if no prejudice occurs.

In no event shall the Subscription Agent have any liability for any incidental, special, statutory, indirect or consequential damages, or for any loss of profits, revenue, data or cost of cover.

All provisions regarding indemnification, liability and limits thereon shall survive the resignation or removal of the Subscription Agent or the termination of this Agreement.

14.                               Any notice or communication by the Subscription Agent or the Company to the other is duly given if in writing and delivered in person or via first class mail (postage prepaid), or overnight air courier to the other’s address.

If to the Company:

Royal Hawaiian Orchards, L.P.
688 Kinoole Street, Suite 121
Hilo, Hawaii 96720
Attn:  Jon Y. Miyata
Tel:  (808) 747-8471

with copy to:

Davis Graham & Stubbs LLP
1550 Seventeenth Street, Suite 500
Denver, Colorado 80202
Attn: Wanda J. Abel
Tel:  (303) 892-9400

If to the Subscription Agent:

American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, New York 11219
Attn:  Corporate Actions
Tel:  (718) 921.8200

with copy to:

American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, New York 11219
Attn:  General Counsel
Tel:  (718) 921.8200

The Subscription Agent and the Company may, by notice to the other, designate additional or different addresses for subsequent notices or communications.

15.                               If any provision of this Agreement shall be held illegal, invalid, or unenforceable by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an Agreement between us to the full extent permitted by applicable law.

16.                               This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law, and shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto.

17.                               Neither this Agreement, nor any rights or obligations hereunder, may be assigned by either party without the written consent of the other party.  However, the Subscription Agent may assign this Agreement or any rights granted hereunder, in whole or in part, either to affiliates, another division, subsidiaries or in connection with its reorganization or to successors of all or a majority of the Subscription Agent’s assets or business without the prior written consent of the Company.

18.                               No provision of this Agreement may be amended, modified or waived, except in writing signed by all of the parties hereto.  This Agreement may be executed in counterparts, each of which shall be for all purposes deemed an original, but all of which together shall constitute one and the same instrument.

19.                               Nothing herein contained shall amend, replace or supersede any agreement between the Company and the Subscription Agent to act as the Company’s transfer agent, which agreement shall remain of full force and effect.

[signature page follows]

This Subscription Agent Agreement has been executed by the parties hereto as of the date first written above.

ROYAL HAWAIIAN ORCHARDS, L.P.

	By:	Royal Hawaiian Resources, Inc., Managing
General Partner

By:
Scott C. Wallace, President

Agreed & Accepted:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:
Name:
Title:

Fee Schedule

Flat fee of $                      .

Plus reasonable out-of-pocket expenses.

Additional fee equal to 1/3rd (one-third) of the flat fee for each extension of the Rights Offering, plus reasonable out-of-pocket expenses associated with such extension.

The party below is responsible for payment of the fees:

Name:	Royal Hawaiian Orchards, L.P.
Attention:	Jon Y. Miyata
Address:	688 Kinoole Street, Suite 121
Address:	Hilo, Hawaii 96720
Facsimile:	(808) 969-8123
Phone:	(808) 747-8471
Email:	jmiyata@rhomac.com

The fees quoted in this schedule apply to services ordinarily rendered by American Stock Transfer & Trust Company, LLC (“AST”) as subscription agent and are subject to reasonable adjustment based on final review of documents, or when AST is called upon to undertake unusual duties or responsibilities, or as changes in law, procedures, or the cost of doing business demand.  Furthermore, the fees quoted in this schedule are based upon information provided to AST and are subject to change upon modification or supplementation of such information resulting in the provision of additional services by AST.  Services in addition to and not contemplated in this Agreement, including, but not limited to, document amendments and revisions, calculations, notices and reports, legal fees and unanticipated transaction costs (including charges for wire transfers, checks, internal transfers and securities transactions) will be billed as extraordinary expenses.